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                                                                     Exhibit 5.1
                             HOGAN & HARTSON L.L.P.
                            555 Thirteenth Street, NW
                            Washington, DC 20004-1109


                                February 26, 2002


VIA EDGAR
Board of Directors
Global Imaging Systems, Inc.
3820 Northdale Boulevard
Suite 200A
Tampa, Florida 33624

Ladies and Gentlemen:

          We are acting as counsel to Global Imaging Systems, Inc., a Delaware corporation (the "Company"), in connection with its registration statement on Form S-3 (File No. 333-71264), as amended (the "Registration Statement"), filed with the Securities and Exchange Commission relating to (i) the proposed public offering by the Company of up to 2,695,000 shares (the "Company Shares") of the Company's common stock, par value $.01 per share (the "Common Stock"), and (ii) the proposed resale in such public offering by certain beneficial owners (the "Selling Stockholders") of up to an aggregate of 2,928,500 shares of Common Stock (the "Selling Stockholder Shares"), as set forth in the prospectus included in the Registration Statement as supplemented by the prospectus supplement filed on February 26, 2002 pursuant to Rule 424(b) under the Securities Act of 1933, as amended. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. (S) 229.601(b)(5), in connection with the Registration Statement.

          For purposes of this opinion letter, we have examined copies of the following documents (the "Documents"):

          1.   An executed copy of the Registration Statement.

          2. The Amended and Restated Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware on February 22, 2002 and by the Secretary of the

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February 26, 2002
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               Company on the date hereof as being complete, accurate, and in effect.

          3. The Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

          4. An executed copy of the Underwriting Agreement among the Company and the several Underwriters named therein, for whom Raymond James & Associates, Inc., UBS Warburg LLC and Robert W. Baird & Co. Incorporated will act as representatives (the "Underwriting Agreement").

          5. Resolutions of the Board of Directors of the Company (the "Board") adopted at meetings of the Board held on February 6, 1998 and April 9, 1998 and by unanimous written consent dated as of June 10, 1998, and resolutions of a pricing committee of the Board adopted at a meeting of such committee on June 16, 1998, all relating to, among other things, the issuance of the Selling Stockholder Shares, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

          6. Resolutions of the Board adopted by written consent dated as of February 22, 2002 relating to, among other things, issuance of the Company Shares, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

          7. Resolutions of the Pricing Committee of the Board (the "Pricing Committee") adopted at a telephonic meeting held on February 25, 2002, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

          8. Certificates from an officer of the Company and the Selling Stockholders relating to the Selling Stockholder Shares.

          In our examination of the Documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents

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February 26, 2002
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submitted to us as copies (including telecopies). As to matters of fact relevant to this opinion letter, we have relied on the representations and statements of fact made in the Documents. We have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

          This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term "Delaware General Corporation Law, as amended" includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

          Based upon, subject to and limited by the foregoing, we are of the opinion that:

          (a) following (i) issuance of the Company Shares pursuant to the Underwriting Agreement, and (ii) receipt by the Company of the consideration for the Company Shares specified in the resolutions of the Board and the Pricing Committee referred to above, the Company Shares will be validly issued, fully paid, and nonassessable; and

          (b) the Selling Stockholder Shares are validly issued, fully paid, and nonassessable.

          This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

          We hereby consent (a) to the filing of this opinion letter as an exhibit to a Current Report on Form 8-K to be filed by the Company whereupon this opinion letter will be incorporated by reference as Exhibit 5.1 to the Registration Statement and (b) to the reference to this firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.


                                                Very truly yours,

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February 26, 2002
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                                                /s/ HOGAN & HARTSON L.L.P.
                                                HOGAN & HARTSON L.L.P.

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